Palomar Inc. Registration
Opinion Letter
Page 2


     LAW OFFICES OF
          DONALD J. STOECKLEIN      Telephone (619) 595-4882
                                    Facsimile (619) 595-4883

Practice Limited to Federal Securities

402 W. Broadway, Suite 400, San Diego, CA 92101
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February __, 2001


Board of Directors
Millennium Plastics Corporation
6265 S. Stevenson Way
Las Vegas, Nevada 89120


Ladies and Gentlemen:

I have acted as counsel to Millennium Plastics Corporation, a Nevada corporation ("the Company"), and certain of its shareholders (the "Selling Shareholders") in connection with a Registration Statement on SB2 to be filed by the Company with the Securities and Exchange Commission pursuant to the Securities Act of 1933 (the "Act"). The Registration relates to the proposed registration of 12,000,000 shares (the "Shares") of common stock, $.001 par value per share (the "Common Stock") of the Company to be held by the security holders named in the registration statement.

In that connection, I have examined originals, or copies certified or otherwise identified to my satisfaction, of such documents, corporate records, certificates and other documents as I have deemed necessary or appropriate for the purposes of this opinion, including the following: (a) the Certificate of Incorporation and By-Laws of the Company, as amended; and
(b) resolutions adopted by the Board of Directors of the Company at a meeting held on February ___, 2001.

For purposes of this opinion, I have assumed the authenticity of all documents submitted to me as originals, the conformity to the originals of all documents submitted to me as copies, and the authenticity of the originals of all documents submitted to me as copies. I have also assumed the genuineness of the signatures of persons signing all documents in connection with which this opinion is rendered, the authority of such persons signing on behalf of the parties thereto other than the Company, and due authorization, execution and delivery of all documents by the parties thereto other than the Company.

Based on such foregoing, I am of the opinion that the Shares have been duly authorized and are validly issued, fully paid, and non-assessable.

This opinion letter has been prepared for your use in connection with the Registration Statement and speaks as of the date hereof. I assume no obligation to advise you of any changes in the foregoing subsequent to the delivery of this opinion letter.

I hereby consent to the filing of this opinion of counsel as an exhibit to the Registration Statement and to the references to myself under the heading "Legal Matters" in the Registration Statement.



Sincerely,



Donald J. Stoecklein

ccMillennium